Exhibit 99.2

March 30, 2015

Mr. Omar Akram

Mr. Bruce Wiseman

Directors of the Board

Adaptive Medias, Inc.

16775 Von Karman Ave, Suite 240

Irvine, CA 92606

Dear Board of Directors,

In accordance with the Adaptive Medias bylaws, I hereby tender my resignation from the Board of Directors and as Audit Committee Chairman effective immediately, March 30, 2015. I can no longer fulfill my duties due to time constraints and personal reasons.

Sincerely,

/s/ Mark T. Lambert

Mark T. Lambert